Exhibit 99.1

Kimball Electronics Completes the Divestiture of its Automation, Test, and Measurement Business; Enhancing the Company’s Strategic Focus on Core Electronics Manufacturing Services

JASPER, Ind., August 1, 2024 -- (BUSINESS WIRE) -- Kimball Electronics, Inc. (Nasdaq: KE) today announced the completion of the divestiture of its Automation, Test, and Measurement (AT&M) business. The sale to Averna Technologies Inc. closed on July 31, 2024, with the proceeds from the transaction being used for support of organic growth, debt reduction, and share repurchases.

Kimball Electronics entered the automation, test, and measurement industry with the acquisition of Global Equipment Services, Inc. (GES) in 2018. In May 2024, it announced that AT&M had been classified as a business held for sale. AT&M provides advanced testing and inspection solutions for manufacturers in the industrial, medical, consumer electronics, and semiconductor sectors.

Commenting on today’s announcement, Richard D. Phillips, Chief Executive Officer of Kimball Electronics, stated, “While we have made significant strides enhancing our capabilities in AT&M since the acquisition of GES, we determined that it is not a good strategic fit for Kimball and that focusing on core EMS operations aligns best with strategic priorities and longer-term growth opportunities for the Company. AT&M will be well-positioned under new ownership with expertise in testing and measurement, broad industry knowledge, and established client relationships. We thank the team for their contributions and wish them success moving forward.”

“The addition of the GES team, and its footprint in Silicon Valley and Asia, is a perfect fit for Averna,” explained Francois Rainville, CEO of Averna. “This will further strengthen our position as one of the worldwide leaders focused in automation, test, and measurement. Now with 1,200 professionals spanning across the Americas, Europe and Asia, we can better partner with our global customers in all aspects of their product test requirements, wherever they are. We welcome our new teammates and are looking forward to this new chapter in Averna’s story.”

B. Riley Securities acted as the exclusive financial advisor on the transaction.

About Kimball Electronics, Inc.
Kimball Electronics is a global, multifaceted manufacturing solutions provider of electronics and diversified contract manufacturing services to customers around the world. From our operations in the United States, China, Mexico, Poland, Romania, and Thailand, our teams are proud to provide manufacturing services for a variety of industries. Recognized for a reputation of excellence, we are committed to a high-performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball Electronics, Inc. (Nasdaq: KE) is headquartered in Jasper, Indiana.
To learn more about Kimball Electronics, visit www.kimballelectronics.com.
Lasting relationships. Global success.

About Averna
As a global test & quality solution integrator, Averna partners with product designers, developers, and OEMs to help them achieve higher product quality, accelerate time to market and protect their brands. Founded in 1999, Averna offers specialized expertise and innovative test, vision inspection, precision assembly and automated solutions that deliver substantial technical, financial and market benefits for clients in the aerospace, automotive, consumer electronics, energy, industrials, medical devices & life sciences, semiconductor, telecom and other industries. Averna has offices around the world, numerous industry certifications such as ISO 9001:2015, ITAR registration, and is partnered with NI, Eclipse Automation, PI, Keysight Technologies and JOT Automation. www.averna.com